                                                                     EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            R&B FALCON CORPORATION,

                          RBF CLIFFS ACQUISITION CORP.

                                      AND

                            CLIFFS DRILLING COMPANY





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                                AUGUST 21, 1998

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
                               TABLE OF CONTENTS

ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1 The Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2 Closing Date.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3 Consummation of the Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4 Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5 Certificate of Incorporation; Bylaws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.6 Directors and Officers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.7 Conversion of Securities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.8 Exchange of Certificates; Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.9 Lost Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.10 Taking of Necessary Action; Further Action. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.1 Representations and Warranties of R&B Falcon and Sub.  . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (a) Organization and Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (b) Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (c) Authorization and Validity of Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (d) No Approvals or Notices Required; No Conflict with Instruments to which R&B Falcon or any of the
                          R&B Falcon Subsidiaries is a Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (e) Commission Filings; Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (f) Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. . . . . . . . . 8
                 (h) Tax Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (i) Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (j) Interim Operations of Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (k) Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.2 Representations and Warranties of Cliffs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (a) Organization and Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (b) Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (c) Authorization and Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (d) No Approvals or Notices Required; No Conflict with Instruments to which Cliffs or any of the Cliffs
                          Subsidiaries is a Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (e) Commission Filings; Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (f) Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events  . . . . . . .  13
                 (h) Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (i) Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (j) Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (k) Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (l) Severance Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





                                       i
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
                 (m) Voting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (n) No Excess Parachute Payments; Section 162(m) of the Code . . . . . . . . . . . . . . . . . . . .  19
                 (o) Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (p) Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (q) Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (r) State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (s) Cliffs Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE III - COVENANTS OF CLIFFS PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.1 Conduct of Business by Cliffs Pending the Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.2 Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.3 Meeting of Stockholders of Cliffs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.4 No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.5 Affiliate Letters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.6 Waivers and Releases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.7 Obtain Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE IV - COVENANTS OF R&B FALCON PRIOR TO THE EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.1 Conduct of Business by R&B Falcon Pending the Merger.  . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.2 Registration Statement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.3 Adequate R&B Falcon Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.4 Stock Exchange Listing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE V - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.1 Accountants Letters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.2 Filings; Consents; Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.3 Notification of Certain Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.4 Agreement to Defend. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.5 Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.6 R&B Falcon's Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.7 Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.8 Cliffs Employee Benefits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.9 Cliffs Stock Options.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.10 New R&B Falcon Option Grants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.11 Post-Effective Time Mailing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.12. Tax-Free Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.13 Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.14 Cliffs Rights Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VI - CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.1 Conditions to Obligation of Each Party to Effect the Merger. . . . . . . . . . . . . . . . . . . . . . .  33
         6.2 Additional Conditions to Obligations of R&B Falcon.  . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.3 Additional Conditions to Obligations of Cliffs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35





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

ARTICLE VII - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.2 Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.3 Waiver and Amendment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.4 Nonsurvival of Representations, Warranties and Agreements. . . . . . . . . . . . . . . . . . . . . . . .  38
         7.5 Public Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.6 Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.7 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.8 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.9 Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.10 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.11 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.12 Entire Agreement; Third Party Beneficiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.13 Disclosure Letters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                    Exhibits

         Exhibit A - Form of Affiliate Letter

                                   Schedules

         Schedule 3.6 - Cliffs Executives - Waiver and Release Payments
         Schedule 5.7 - Cliffs Executives - Employment Agreement Terms
         Schedule 5.10 - Option Grants

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, dated as of the 21st day of August, 1998 (the "Agreement"), is among R&B Falcon Corporation, a Delaware corporation ("R&B Falcon"), RBF Cliffs Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of R&B Falcon ("Sub"), and Cliffs Drilling Company, a Delaware corporation ("Cliffs").

                                  WITNESSETH:

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of R&B Falcon, Sub and Cliffs, and R&B Falcon as sole stockholder of Sub, after determining that it is in the best interests of their respective stockholders, have approved the merger of Sub with and into Cliffs (the "Merger"), whereby each issued and outstanding share of common stock, $0.01 par value per share, of Cliffs ("Cliffs Common Stock") not owned directly or indirectly by Cliffs will be converted into the right to receive 1.7 shares of common stock, $0.01 par value per share, of R&B Falcon ("R&B Falcon Common Stock"), as provided herein;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, the Merger is intended to be treated as an acquisition for accounting purposes; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3) Sub shall be merged with and into Cliffs. As a result of the Merger, the separate corporate existence of Sub shall cease and Cliffs shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and all the properties, rights, privileges, powers and franchises of Cliffs and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Cliffs and Sub shall attach to the Surviving Corporation, all in accordance with the DGCL.

         1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gardere Wynne Sewell & Riggs, L.L.P., 333 Clay, Suite 800, Houston, Texas 77002, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI or at such other time and place and on such other date as R&B Falcon and Cliffs shall agree; provided, that the closing conditions set forth in
Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

         1.3 Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time (not to exceed 90 days from the date the certificate is filed) as is specified in the certificate of merger pursuant to the mutual agreement of R&B Falcon and Cliffs.

         1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

         1.5 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of Cliffs, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of Surviving Corporation.

         1.6 Directors and Officers. At and after the Effective Time, Douglas
E. Swanson, Steven A. Webster, and Paul B. Loyd shall be the directors of the Surviving Corporation, and shall serve as such until the next annual meeting of the Surviving Corporation (or until their earlier resignation or removal) or until their respective successors are duly elected and qualified. The officers of Cliffs immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, to serve in such capacities until their successors are duly elected or until their earlier resignation or removal.

         1.7 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of R&B Falcon, Cliffs, Sub or their stockholders:

                 (a) Each share of Cliffs Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Cliffs Common Stock to be canceled pursuant to Section 1.7(b), shall be converted into the right to receive 1.7 shares of R&B Falcon Common Stock; provided, however, that no fractional shares of R&B Falcon Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 1.8(d) hereof.

                 (b) Each share of Cliffs Common Stock held in the treasury of Cliffs and each share of Cliffs Common Stock owned by Sub, R&B Falcon or any direct or indirect wholly owned subsidiary of R&B Falcon or of Cliffs immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                 (c) Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

         1.8 Exchange of Certificates; Fractional Shares.

                 (a) As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented shares of Cliffs Common Stock shall be entitled, upon surrender thereof to R&B Falcon or its transfer agent, to receive in exchange therefor, a certificate or certificates representing the number of whole shares of R&B Falcon Common Stock into which the shares of Cliffs Common Stock so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as such holder may request. Each holder of shares of Cliffs Common Stock who would otherwise be entitled to a fraction of a share of R&B Falcon Common Stock shall, upon surrender of the certificates representing such shares held by such holder to R&B Falcon or its transfer agent, be paid an amount in cash in accordance with the provisions of Section 1.8(d). Until so surrendered and exchanged, each certificate that prior to the Effective Time represented shares of Cliffs Common Stock shall represent solely the right to receive R&B Falcon Common Stock and cash in lieu of fractional shares, if any. Unless and until any such certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of R&B Falcon Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such certificates that prior to the Effective Time represented shares of Cliffs Common Stock; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable after the Effective Time with respect to the number of whole shares of R&B Falcon Common Stock issued to such holder.

                 (b) All shares of R&B Falcon Common Stock issued upon the surrender for exchange of certificates that prior to the Effective Time represented shares of Cliffs Common Stock in accordance with the terms hereof (together with any cash paid pursuant to Section 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Cliffs Common Stock. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Cliffs Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which prior to the Effective Time represented shares of Cliffs Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                 (c) If any certificate for shares of R&B Falcon Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to R&B Falcon or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of R&B Falcon Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of R&B Falcon or its transfer agent that such tax has been paid or is not payable.

                 (d) No fraction of a share of R&B Falcon Common Stock shall be issued, but in lieu thereof each holder of Cliffs Common Stock who would otherwise be entitled to a fraction of a share of R&B Falcon Common Stock shall, upon surrender of the certificate formerly representing Cliffs Common Stock held by such holder to R&B Falcon or its transfer agent, be paid an amount in cash equal to the value of such fraction of a share based upon the closing sales price of R&B Falcon Common Stock, as reported on the New York Stock Exchange, on the last day on which there is a reported trade in the R&B Falcon Common Stock prior to the date on which the Effective Time occurs. No interest shall be paid on such amount. All shares of Cliffs Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of R&B Falcon Common Stock to be issued pursuant to this Article I and cash in lieu of fractional shares payable hereunder.

                 (e) None of R&B Falcon, Sub, Cliffs, the Surviving Corporation or their transfer agents shall be liable to a holder of shares of Cliffs Common Stock for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

         1.9 Lost Certificates. If any certificate representing shares of Cliffs Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by R&B Falcon, the posting by such person of a bond in such reasonable amount as R&B Falcon may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate, the shares of R&B Falcon Common Stock issuable in exchange for the shares represented by such lost, stolen or destroyed certificate shall be issued to such person and, if applicable, any cash in lieu of fractional shares shall be paid to such person.

         1.10 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Cliffs or Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of R&B Falcon and Sub. R&B Falcon and Sub hereby jointly and severally represent and warrant to Cliffs that:

                 (a) Organization and Compliance with Law. Each of R&B Falcon and its consolidated subsidiaries (the "R&B Falcon Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of R&B Falcon and the R&B Falcon Subsidiaries, taken as a whole (a "R&B Falcon MAE"). A R&B Falcon MAE shall not be deemed to include material adverse effects caused by circumstances or occurrences that similarly affect the contract drilling industry generally or the United States economy generally. Except as set forth in Section 2.1(a) of the disclosure letter delivered by R&B Falcon to Cliffs on the date hereof (the "R&B Falcon Disclosure Letter"), each of R&B Falcon and the R&B Falcon Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a R&B Falcon MAE. Each of R&B Falcon and the R&B Falcon Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a R&B Falcon MAE.

                 (b) Capitalization.

                          (i) The authorized capital stock of R&B Falcon
                 consists of 550,000,000 shares of R&B Falcon Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share ("R&B Falcon Preferred Stock"), of which 1,688,000 shares of R&B Falcon Preferred Stock has been designated Series A Junior Participating Preferred Stock. As of August 1, 1998, there were issued and outstanding 166,226,374 shares of R&B Falcon Common Stock, no shares of R&B Falcon Common Stock were held as treasury shares, and no shares of R&B Falcon Preferred Stock were issued and outstanding. All issued shares of R&B Falcon Common Stock were duly authorized and validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. All shares of R&B Falcon Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person. Except as set forth in

                 Section 2.1(b) of the R&B Falcon Disclosure Letter, R&B Falcon is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of R&B Falcon as to which the registration statement has not already become effective.

                          (ii) As of August 1, 1998, there were outstanding
                 options to purchase 4,536,442 shares of R&B Falcon Common Stock ("R&B Falcon Options"). Other than (A) as set forth in this Section 2.1(b), (B) as described in Section 2.1(b) of the R&B Falcon Disclosure Letter, (C) as contemplated by this Agreement, (D) pursuant to the exercise of R&B Falcon Options, and (E) pursuant to the Rights Agreement between R&B Falcon and American Stock Transfer & Trust Company dated December 23, 1997, R&B Falcon will not, prior to the Effective Time, issue, commit to issue or grant rights to acquire in excess of an aggregate of 75,000,000 additional shares of R&B Falcon Common Stock.

                          (iii) Except as set forth in Section 2.1(b) of the
                 R&B Falcon Disclosure Letter, all outstanding shares of capital stock of the R&B Falcon Subsidiaries (A) are owned by R&B Falcon or a wholly owned subsidiary of R&B Falcon, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature, (B) were duly authorized and validly issued and are fully paid and nonassessable, and (C) have not been issued in violation of any preemptive rights. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the R&B Falcon Subsidiaries, or contracts, understandings or arrangements to which R&B Falcon or a R&B Falcon Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any R&B Falcon Subsidiary.

                          (iv) As of the date hereof, the authorized capital
                 stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which were duly authorized and validly issued and are fully paid and nonassessable and are owned by R&B Falcon.

                 (c) Authorization and Validity of Agreement. R&B Falcon and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by R&B Falcon and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by R&B Falcon and Sub and is the valid and binding obligation of R&B Falcon and Sub, enforceable against R&B Falcon and Sub in accordance with its terms.

                 (d) No Approvals or Notices Required; No Conflict with Instruments to which R&B Falcon or any of the R&B Falcon Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by R&B Falcon or Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by R&B Falcon and Sub, will (i) conflict with the certificate of incorporation or the bylaws of R&B Falcon or the charter or bylaws of any of the R&B Falcon Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to R&B Falcon or any of the R&B Falcon Subsidiaries; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger by Sub in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to R&B Falcon or any of the R&B Falcon Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of R&B Falcon or any of the R&B Falcon Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which R&B Falcon or any of the R&B Falcon Subsidiaries is a party or by which R&B Falcon or any of the R&B Falcon Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to bank loan agreements, as set forth in Section 2.1(d) of the R&B Falcon Disclosure Letter, which R&B Falcon will use its reasonable efforts to obtain prior to the Effective Time, and (C) those that, in the aggregate, would not have a R&B Falcon MAE.

                 (e) Commission Filings; Financial Statements. R&B Falcon and each of the R&B Falcon Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by R&B Falcon with the Commission since January 1, 1998, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "R&B Falcon Commission Filings." As of the respective dates of their filing with the Commission, the R&B Falcon Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 Each of the consolidated financial statements (including any related notes or schedules) included in the R&B Falcon Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of R&B Falcon and the R&B Falcon Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year end audit adjustments on a basis consistent with past periods).

                 (f) Absence of Undisclosed Liabilities. Except as disclosed in Section 2.1(f) of the R&B Falcon Disclosure Letter, as of the date of this Agreement, neither R&B Falcon nor any of the R&B Falcon Subsidiaries has any liabilities that are reasonably likely to have, individually or in the aggregate, a R&B Falcon MAE, except liabilities which are accrued or reserved against in the consolidated balance sheet of R&B Falcon as of December 31, 1997 or June 30, 1998, included in the R&B Falcon Commission Filings or reflected in the notes thereto. Neither R&B Falcon nor any R&B Falcon Subsidiary has incurred or paid any liability since June 30, 1998, except for liabilities incurred or paid (i) in the ordinary course of business consistent with past practice, (ii) in connection with transactions contemplated by this Agreement, or (iii) pursuant to transactions not prohibited by this Agreement.

                 (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1998, except as contemplated by this Agreement or as disclosed in the R&B Falcon Commission Filings or as set forth in Section 2.1(g) of the R&B Falcon Disclosure Letter, R&B Falcon and the R&B Falcon Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any R&B Falcon MAE or any condition, event or development that reasonably may be expected to result in a R&B Falcon MAE; (ii) any material change by R&B Falcon in its accounting methods, principles or practices; (iii) any revaluation by R&B Falcon or any of the R&B Falcon Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any declaration, setting aside or payment of any dividends or distributions in respect of the R&B Falcon Common Stock, or any redemption, purchase or other acquisition of any of its securities or any securities of any of the R&B Falcon Subsidiaries;
         (v) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of R&B Falcon and the R&B Falcon Subsidiaries, taken as a whole; (vi) any increase in indebtedness for borrowed money other than borrowings under existing credit facilities or indebtedness incurred in the ordinary course of business; (vii) any granting of a security interest or lien on any material property or assets of R&B Falcon and the R&B Falcon Subsidiaries, taken as a whole, other than (A) liens for taxes not due and payable or which are being contested in good faith; (B) maritime liens and mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business; (C) defects and irregularities in title and encumbrances which are not substantial in character or amount and do not materially impair the use of the property or asset in question; and (D) liens securing indebtedness incurred in the ordinary course of business (collectively, "Permitted Liens"); or (viii) any entry by R&B Falcon or a R&B Falcon Subsidiary into any transaction or commitment that could reasonably be expected to have a R&B Falcon MAE.

                 (h) Tax Representation. R&B Falcon has no present plan or intention to (i) liquidate the Surviving Corporation, (ii) merge the Surviving Corporation with or into another corporation, (iii) sell or otherwise dispose of the stock of the Surviving Corporation, except as permitted under Section 368 of the Code, (iv) cause or permit the Surviving Corporation to sell or otherwise dispose of any of the assets of Cliffs or the assets of Sub vested in the Surviving Corporation except for dispositions made in the ordinary course of business or except as otherwise permitted under Section 368 of the Code, (v) reacquire any of the R&B Falcon Common Stock issued to the Cliffs stockholders pursuant to the Merger, or (vi) cause or permit the Surviving Corporation to either discontinue the historic business of Cliffs or fail to use a substantial amount of Cliffs' historic business assets in a business.

                 (i) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by R&B Falcon directly with Cliffs, without the intervention of any person on behalf of R&B Falcon in such manner as to give rise to any valid claim by any person against Cliffs, the Surviving Corporation, R&B Falcon or any of their subsidiaries for a finders' fee, brokerage commission or similar payment, other than the fee payable to Donaldson, Lufkin & Jenrette Securities Corporation for acting as R&B Falcon's financial advisor and rendering a fairness opinion in connection with the Merger. R&B Falcon has provided Cliffs with a true, correct and complete copy of the agreement between R&B Falcon and Donaldson, Lufkin & Jenrette Securities Corporation, and R&B Falcon has no other agreements or understandings (written or oral) with respect to such services.

                 (j) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                 (k) Stockholder Approval. The approval of the stockholders of R&B Falcon is not required under applicable law or stock exchange rules to authorize the consummation of the Merger.

         2.2 Representations and Warranties of Cliffs. Cliffs hereby represents and warrants to R&B Falcon that:

                 (a) Organization and Compliance with Law. Each of Cliffs and its consolidated subsidiaries (the "Cliffs Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of Cliffs and the Cliffs Subsidiaries, taken as a whole (a "Cliffs MAE"). A Cliffs MAE shall not be deemed to include material adverse effects caused by circumstances or occurrences that similarly affect the contract drilling industry generally or the United States economy generally. Except as set forth in Section 2.2(a) of the disclosure letter delivered by Cliffs to R&B Falcon on the date hereof (the "Cliffs Disclosure Letter"), each of Cliffs and the Cliffs Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a Cliffs MAE. Each of Cliffs and the Cliffs Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Cliffs MAE.

                 (b) Capitalization.

                          (i) The authorized capital stock of Cliffs consists
                 of 30,000,000 shares of Cliffs Common Stock and 3,000,000 shares of preferred stock, without par value, of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Cliffs Preferred Stock"). As of August 20, 1998, there were issued and outstanding 15,943,326 shares of Cliffs Common Stock, 395,399 shares of Cliffs Common Stock were held as treasury shares, and no shares of Cliffs Preferred Stock were issued and outstanding. All issued shares of Cliffs Common Stock were duly authorized and validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except as set forth in Section 2.2(b) of the Cliffs Disclosure Letter, Cliffs is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Cliffs as to which the registration statement has not already become effective.

                          (ii) As of the date hereof, there are outstanding
                 options (the "Cliffs Options") to purchase an aggregate of 621,500 shares of Cliffs Common Stock under the Cliffs 1988 Incentive Equity Plan or the Cliffs 1998 Incentive Equity Plan (collectively, the "Cliffs Stock Option Plans"). Other than as set forth in this Section 2.2(b), there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Cliffs outstanding other than Cliffs Common Stock issued pursuant to the exercise of Cliffs Options or issued from treasury to satisfy matching obligations pursuant to the Cliffs Drilling Company Savings Plan (As

                 Amended and Restated Effective June 21, 1988) (the "Cliffs Savings Plan"), or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Cliffs, or contracts, understandings or arrangements to which Cliffs is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock, other than (x) rights to acquire shares of Cliffs Preferred Stock pursuant to that certain Rights Agreement dated as of June 17, 1997 (the "Cliffs Rights Plan") between Cliffs and Harris Trust and Savings Bank, as rights agent and (y) an obligation of Cliffs to issue 3,800 shares of Cliffs Common Stock pursuant to the Cliffs Drilling Company Compensation Deferral Plan, as amended (the "Cliffs Compensation Deferral Plan").

                          (iii) Except as set forth in Section 2.2(b) of the
                 Cliffs Disclosure Letter, all outstanding shares of capital stock of the Cliffs Subsidiaries (A) are owned by Cliffs or a wholly owned subsidiary of Cliffs, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature, (B) were duly authorized and validly issued and are fully paid and nonassessable, and (C) have not been issued in violation of any preemptive rights. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Cliffs Subsidiaries, or contracts, understandings or arrangements to which Cliffs or a Cliffs Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Cliffs Subsidiary. There are not now, and at the Effective Time there will not be, any outstanding contractual obligations of Cliffs or any of the Cliffs Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of any Cliffs Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise), in any Cliffs Subsidiary or any other entity.

                 (c) Authorization and Validity of Agreement. Cliffs has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Cliffs of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to approval of this Agreement by its stockholders as provided for in
         Section 3.3). On or prior to the date hereof the Board of Directors of Cliffs has determined to recommend approval of the Merger to the stockholders of Cliffs, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Cliffs and is the valid and binding obligation of Cliffs, enforceable against Cliffs in accordance with its terms.

                 (d) No Approvals or Notices Required; No Conflict with Instruments to which Cliffs or any of the Cliffs Subsidiaries is a Party. Except as set forth in Section 2.2(d) of the Cliffs Disclosure Letter, neither the execution and delivery of this Agreement nor the performance by Cliffs of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Cliffs, will
         (i) conflict with the certificate of incorporation or the bylaws of Cliffs or the charter or bylaws of any of the Cliffs Subsidiaries;
         (ii) assuming satisfaction of the requirements set forth in clause
         (iii) below, violate any provision of law applicable to Cliffs or any of the Cliffs Subsidiaries; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Cliffs or any of the Cliffs Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Cliffs or any of the Cliffs Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Cliffs or any of the Cliffs Subsidiaries is a party or by which Cliffs or any of the Cliffs Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to bank loan agreements or leasing arrangements, as set forth in Section 2.2(d) of the Cliffs Disclosure Letter, which Cliffs will use its reasonable efforts to obtain prior to the Effective Time, and (C) those that, in the aggregate, would not have a Cliffs MAE.

                 (e) Commission Filings; Financial Statements. Cliffs and each of the Cliffs Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Cliffs with the Commission since January 1, 1996 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Cliffs Commission Filings." As of the respective dates of their filing with the Commission, the Cliffs Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 Each of the consolidated financial statements (including any related notes or schedules) included in the Cliffs Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Cliffs and the Cliffs Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year end audit adjustments on a basis consistent with past periods).

                 (f) Absence of Undisclosed Liabilities. Except as disclosed in Section 2.2(f) of the Cliffs Disclosure Letter, as of the date of this Agreement, neither Cliffs nor any of the Cliffs Subsidiaries has any liabilities that are reasonably likely to have, individually or in the aggregate, a Cliffs MAE, except liabilities which are accrued or reserved against in the consolidated balance sheet of Cliffs as of December 31, 1997 or June 30, 1998, included in the Cliffs Commission Filings or reflected in the notes thereto. Neither Cliffs nor any Cliffs Subsidiary has incurred or paid any liability since June 30, 1998, except for liabilities incurred or paid (i) in the ordinary course of business consistent with past practice, (ii) in connection with transactions contemplated by this Agreement, or (iii) pursuant to transactions not prohibited by this Agreement.

                 (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1998, except as contemplated by this Agreement or as disclosed in the Cliffs Commission Filings or as set forth in Section 2.2(g) of the Cliffs Disclosure Letter, Cliffs and the Cliffs Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Cliffs MAE, or any condition, event or development that reasonably may be expected to result in a Cliffs MAE; (ii) any material change by Cliffs in its accounting methods, principles or practices; (iii) any revaluation by Cliffs or any of the Cliffs Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;
         (iv) any entry by Cliffs or any of the Cliffs Subsidiaries into any commitment or transaction material to Cliffs and the Cliffs Subsidiaries, taken as a whole; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the Cliffs Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Cliffs Subsidiaries;
         (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Cliffs and the Cliffs Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money other than (A) borrowings under existing credit facilities or (B) indebtedness incurred in the ordinary course of business that does not exceed $5,000,000 in the aggregate; (viii) any granting of a security interest or lien on any material property or assets of Cliffs and the Cliffs Subsidiaries, taken as a whole, other than Permitted Liens; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any executive officers of Cliffs or any of the Cliffs Subsidiaries.

                 (h) Litigation. Except as disclosed in the Cliffs Commission Filings or as set forth in Section 2.2(h) of the Cliffs Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of Cliffs, overtly threatened against or affecting Cliffs or any of the Cliffs Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined could have a Cliffs MAE, or that involve the risk of criminal liability.

                 (i) Employee Benefit Plans.

                          (i) Section 2.2(i) of the Cliffs Disclosure Letter
                 provides a list of each of the following which is sponsored, maintained or contributed to by Cliffs, a Cliffs Subsidiary or any corporation, trade, business or entity under common control with Cliffs or a Cliffs Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a "Cliffs ERISA Affiliate") for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                                  (A) each "employee benefit plan," as such
                          term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ("Plan"); and

                                  (B) each personnel policy, stock option plan,
                          collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.1(i)(i)(A) ("Benefit Program or Agreement").

                 True, correct and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been or upon request will be furnished to R&B Falcon.

                          (ii) Except as otherwise set forth in Section 2.2(i)
                 of the Cliffs Disclosure Letter:

                                  (A) None of Cliffs, any Cliffs Subsidiary or
                          any Cliffs ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to

                          Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA;

                                  (B) Each Plan and each Benefit Program or
                          Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                                  (C) There is no matter pending with respect
                          to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Cliffs, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                                  (D) No act, omission or transaction has
                          occurred which would result in imposition on Cliffs, any Cliffs Subsidiary or any Cliffs ERISA Affiliate of breach of fiduciary duty liability damages under
                          Section 409 of ERISA, a civil penalty assessed pursuant to Subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

                                  (E) Except as provided in Sections 3.6, 5.7,
                          5.8, 5.9 or 5.10, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require Cliffs, any Cliffs Subsidiary or any Cliffs ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                          (iii) Termination of employment of any employee of
                 Cliffs, any Cliffs Subsidiary or any Cliffs ERISA Affiliate immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans, Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                          (iv) Each Plan which is an "employee welfare benefit
                 plan," as such term is defined in Section 3(1) of ERISA, provides that it may be unilaterally amended or terminated in its entirety, and no such plan provides for the accrual of additional liability after such amendment or termination.

                          (v) None of the employees of Cliffs, any of the
                 Cliffs Subsidiaries or any Cliffs ERISA Affiliate are subject to union or collective bargaining agreements.

                 (j) Taxes. Except as set forth in Section 2.2(j) of the Cliffs Disclosure Letter, all federal and all material state, local, foreign returns, declarations, reports, including claims for refunds, estimates, information returns and statements (including any amendments thereof) ("Tax Returns") of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to Cliffs or any of the Cliffs Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) of corporations of which Cliffs was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed with appropriate governmental authorities, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns or otherwise required to be duly paid or deposited by or with respect to Cliffs or any of the Cliffs Subsidiaries have been paid or adequately provided for in reserves established by Cliffs, except where the failure to file, pay or provide for would not have a Cliffs MAE. Except as set forth in
         Section 2.2(j) of the Cliffs Disclosure Letter, all U.S. Federal income Tax Returns of or with respect to Cliffs or any of the Cliffs Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended December 31, 1994. There is no material claim against Cliffs or any of the Cliffs Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Cliffs or any of the Cliffs Subsidiaries that has not been adequately provided for in reserves established by Cliffs in the consolidated financial statements included in the Cliffs Commission Filings. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the Cliffs Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Cliffs and the Cliffs Subsidiaries through the periods covered thereby. Cliffs and each of the Cliffs Subsidiaries have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes. Except as set forth in Section 2.2(j) of the Cliffs Disclosure Letter, no waiver or extension of any statute of limitations as to any federal, state, local or foreign Tax matter has been given by or requested from Cliffs or any of the Cliffs Subsidiaries. Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of either Cliffs or the Cliffs Subsidiaries. Except as set forth in Section 2.2(j) of the Cliffs Disclosure Letter, neither Cliffs nor any of the Cliffs Subsidiaries (i) has filed consolidated income Tax Returns with any corporation, other than consolidated federal and state income Tax Returns with Cliffs, for any taxable period which is not now closed by the applicable statute of limitations, (ii) is a party to any tax sharing or indemnity agreement, or (iii) has any liability for Taxes of any other person (other than current members of the Cliffs affiliated group of corporations) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Cliffs nor the Cliffs Subsidiaries has any deferred intercompany gain as defined in Treasury Regulation Section 1.1502-13.

                 Cliffs and the Cliffs Subsidiaries have made or upon request will make available to R&B Falcon true and correct copies of all federal, state and local income and franchise Tax Returns, examination reports and statements of deficiencies asserted or assessed against or agreed to by Cliffs or any Cliff Subsidiary for all open Tax periods. None of the assets of Cliffs or the Cliffs Subsidiaries (i) is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former
         Section 168(f)(8) of the Code, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (iii) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                 In the Merger, at least 90% of the fair market value of Cliffs's net assets and at least 70% of the fair market value of Cliffs's gross assets held immediately prior to the Merger will be held by the Surviving Corporation. For purposes of this representation, amounts paid by Cliffs to its stockholders who receive cash or other property, amounts used by Cliffs to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Cliffs will be included as assets of Cliffs immediately prior to the Merger. As of the Closing Date, Cliffs has not redeemed, or made any distributions (except for regular, normal dividends) with respect to, shares of Cliffs Common Stock in connection with the Merger.

                 For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall profits, severance, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, disability or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and custom duties, tariffs and similar charges whether or not disputed.

                 (k) Environmental Matters. Except for matters disclosed in
         Section 2.2(k) of the Cliffs Disclosure Letter and except for matters that in the aggregate would not have a Cliffs MAE, (i) the properties, operations and activities of Cliffs and the Cliffs Subsidiaries comply with all applicable Environmental Laws (as hereinafter defined); (ii) Cliffs and the Cliffs Subsidiaries and the properties and operations of Cliffs and the Cliffs Subsidiaries are not subject to any existing, pending or, to the knowledge of Cliffs, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Cliffs or the Cliffs Subsidiaries under any Environmental Law in connection with any aspect of the business of Cliffs or the Cliffs Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Merger, and Cliffs and the Cliffs Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Cliffs and the Cliffs Subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by the U.S. Coast Guard and Minerals Management Service pursuant to OPA (as hereinafter defined) or by any other governmental authority under any other Environmental Law, and Cliffs and the Cliffs Subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the knowledge of Cliffs, there are no physical or environmental conditions existing on any property of Cliffs and the Cliffs Subsidiaries or resulting from Cliffs' or the Cliffs Subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any Environmental Laws; (vi) to the knowledge of Cliffs, since the effective date of the relevant requirements of all applicable Environmental Laws, all hazardous substances or solid wastes generated by Cliffs or any of the Cliffs Subsidiaries or used in connection with any of their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Cliffs, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or overtly threatened action, investigation, or inquiry by any governmental authority in connection with any Environmental Laws;
         (vii) there has been no exposure of any person or property to hazardous substances, solid waste, or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste, or any pollutant or contaminant into the environment by Cliffs or the Cliffs Subsidiaries or in connection with any of their properties or operations that could reasonably be expected to give rise to any claim for damages or compensation; and (viii) Cliffs and the Cliffs Subsidiaries have made or upon request will make available to R&B Falcon true and correct copies of all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of Cliffs and the Cliffs Subsidiaries relating to any of the current or former properties or operations of Cliffs and the Cliffs Subsidiaries.

                 For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority (as hereinafter defined) pertaining to health or the environment currently in effect in any jurisdiction in which the party in question and its subsidiaries own property or conduct business, or has owned property or conducted business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, the state, county, city and political subdivisions in which the party in question owns property or conducts business, or has owned property or conducted business, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the party in question.

                 (l) Severance Payments. Except as set forth in Section 2.2(l) of the Cliffs Disclosure Letter or as contemplated by Section 3.6 hereof, none of Cliffs or the Cliffs Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                 (m) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Cliffs Common Stock is the only vote of the holders of any class or series of the capital stock of Cliffs necessary to approve this Agreement and the Merger.

                 (n) No Excess Parachute Payments; Section 162(m) of the Code.
         (i) Except as disclosed in Section 2.2(n) of the Cliffs Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Cliffs or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect would not be characterized as an "Excess Parachute Payment" (as such term is defined in Section 280G(b)(1) of the Code).

                 (ii) Except as disclosed in Section 2.2(n) of the Cliffs Disclosure Letter, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by Cliffs or the Surviving Corporation or any of their subsidiaries under any contract, benefit plan, program, arrangement or understanding currently in effect.

                 (o) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Cliffs directly with R&B Falcon, without the intervention of any person on behalf of Cliffs in such manner as to give rise to any valid claim by any person against Cliffs, the Surviving Corporation, R&B Falcon or any of their subsidiaries for a finders' fee, brokerage commission or similar payment, other than the fee payable to Jefferies & Company, Inc. for acting as Cliffs' financial advisor and rendering a fairness opinion in connection with the Merger. Cliffs has provided R&B Falcon with a true, correct and complete copy of the agreement between Cliffs and Jefferies & Company, Inc., and Cliffs has no other agreements or understandings (written or oral) with respect to such services.

                 (p) Labor Relations. Except as set forth in Section 2.2(p) of the Cliffs Disclosure Letter, neither Cliffs nor any of the Cliffs Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with respect to a labor union or labor organization, and to the knowledge of Cliffs, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Cliffs or any of the Cliffs Subsidiaries. There are no unfair labor practice complaints against Cliffs or any of the Cliffs Subsidiaries pending before the National Labor Relations Board and there is no labor strike, dispute, slow down or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Cliffs, threatened against Cliffs or any of the Cliffs Subsidiaries, except for any such proceedings which would not reasonably be expected to have a Cliffs MAE.

                 (q) Insurance. Section 2.2(q) of the Cliffs Disclosure Letter sets forth a list and brief description of the insurance policies of Cliffs and the Cliffs Subsidiaries relating to their properties and the conduct of their business. All premiums due and arising thereon have been paid and such policies are in full force and effect. True, correct and complete copies of all such insurance policies have been or upon request will be made available to R&B Falcon.

                 (r) State Takeover Laws. Cliffs and the Cliffs Subsidiaries have taken all necessary action to approve the transactions contemplated by this Agreement pursuant to Section 203 of the DGCL.

                 (s) Cliffs Rights Plan. The Board of Directors of Cliffs has approved and Cliffs has executed, and contemporaneously with the execution of this Agreement Cliffs has caused the rights agent under the Cliffs Rights Plan to execute and deliver, an amendment to the Cliffs Rights Plan that provides and specifically confirms that: (i) neither this Agreement, the Merger nor any of the other transactions contemplated hereby (A) will cause R&B Falcon or Sub to become an "Acquiring Person," or result in the occurrence of a "Shares Acquisition Date," a "Flip-In Event," a "Flip-Over Event" or a "Distribution Date" (as defined in the Cliffs Rights Plan), or (B) will permit any Person to have the right under the Cliffs Rights Plan to acquire, or to make the rights under the Cliffs Rights Plan ever exercisable for, any securities of R&B Falcon; and (ii) this Agreement, the Merger, the other transactions and all actions of R&B Falcon, Sub, the R&B Falcon Subsidiaries and any of their affiliates contemplated hereby will not cause the rights under the Cliffs Rights Plan to become separated from the Cliffs Common Stock or to become exercisable.

                                  ARTICLE III

                COVENANTS OF CLIFFS PRIOR TO THE EFFECTIVE TIME

         Cliffs covenants and agrees as follows:

         3.1 Conduct of Business by Cliffs Pending the Merger. From the date of this Agreement until the Effective Time, unless R&B Falcon shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in Section 3.1 of the Cliffs Disclosure Letter:

                 (a) the business of Cliffs and the Cliffs Subsidiaries shall be conducted only in, and Cliffs and the Cliffs Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

                 (b) Cliffs shall not directly or indirectly: (i) issue, sell, pledge, dispose of or encumber, or permit any Cliffs Subsidiary to issue, sell, pledge, dispose of or encumber, any capital stock of Cliffs or any Cliffs Subsidiary except upon the exercise of Cliffs Options; (ii) amend or propose to amend the respective charters or bylaws of Cliffs or any Cliffs Subsidiary; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the Cliffs Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b); (vi) except as provided in Sections 3.6, 5.7, 5.8, 5.9 and 5.10, enter into, adopt or (except as may be required by law and except for an amendment to the Cliffs Stock Option Plans (or any option agreements existing thereunder) to provide the Board of Directors of Cliffs with the power to take the actions required pursuant to Section 5.9) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) except as provided in Sections 3.6, 5.7, 5.8, 5.9 and 5.10, or in the ordinary course of business consistent with past practice only with respect to non-executive officer employees, increase in any manner the compensation or fringe benefits of any director, officer or employee;
         (viii) except as provided in Sections 3.6, 5.7, 5.8, 5.9 and 5.10, pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof; (ix) commence any legal proceedings other than in accordance with past practice or settle any legal proceedings or claims against Cliffs or any Cliffs Subsidiary not covered by insurance for an amount or amounts in excess of $5,000,000 in the aggregate; or (x) lend or advance any funds or otherwise extend credit to any person other than Cliffs or a Cliffs Subsidiary except for advances to employees for business related expenses consistent with past practice and trade credit extended in the ordinary course of business;

                 (c) Cliffs shall use its reasonable efforts (i) to preserve intact the business organization of Cliffs and each of the Cliffs Subsidiaries, (ii) to maintain in effect any authorizations or similar rights of Cliffs and each of the Cliffs Subsidiaries, (iii) to keep available the services of the current officers and key employees of Cliffs and the Cliffs Subsidiaries, (iv) to preserve the goodwill of those having business relationships with it and the Cliffs Subsidiaries, (v) to maintain and keep its properties and the properties of the Cliffs Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the Cliffs Subsidiaries;

                 (d) Without the prior written consent of R&B Falcon, which consent will not be unreasonably withheld, Cliffs shall not make or agree to make, or permit any of the Cliffs Subsidiaries to make or agree to make, capital expenditures that in the aggregate exceed $40,000,000 (excluding any capital expenditures (i) funded with insurance proceeds or (ii) accrued or incurred prior to June 30, 1998 and reflected in the Cliffs SEC Filings);

                 (e) Without the prior written consent of R&B Falcon, which consent will not be unreasonably withheld, Cliffs shall not, and shall not permit any of the Cliffs Subsidiaries to (i) sell, pledge, dispose of or encumber any material portion of its assets, (ii) incur, assume or guarantee indebtedness for money borrowed, other than pursuant to existing credit facilities (within the limits of such facilities as in effect on the date hereof) or for indebtedness incurred in the ordinary course of business that does not exceed $5,000,000 in the aggregate, or (iii) prepay any indebtedness or other material liability, except prepayments pursuant to revolving lines of credit and prepayments made to obtain prepayment discounts consistent with past practice;

                 (f) Cliffs shall not, and shall not permit any of the Cliffs Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger) or any acquisition of a material amount of assets or securities, or otherwise acquire direct or indirect control over any other person, except for (i) purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three years or less, (ii) other investments in connection with cash management activities consistent with past practice, or (iii) purchases of inventory, spares and replacements consistent with past practice;

                 (g) Cliffs shall, and shall cause the Cliffs Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject; and

                 (h) Cliffs shall not, and shall not permit any of the Cliffs Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the

         Merger set forth in Article VI not being satisfied. Cliffs promptly shall advise R&B Falcon orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Cliffs MAE; and

                 (i) Cliffs shall, and shall cause the Cliffs Subsidiaries to, make available to R&B Falcon and its representatives such information with respect to the business and affairs of Cliffs and the Cliffs Subsidiaries as R&B Falcon shall reasonably request, and shall confer at all times as R&B Falcon may reasonably request with one or more representatives of R&B Falcon with respect to Cliffs' material operational matters and the general status of its operations.

         3.2 Proxy Statement. Promptly after the date of this Agreement, Cliffs shall prepare and file with the Commission under the Exchange Act, and shall use its reasonable efforts to have cleared by the Commission, a proxy statement (the "Proxy Statement") with respect to the meeting of stockholders of Cliffs referred to in Section 3.3 and Cliffs shall cooperate with R&B Falcon in preparing the Registration Statement (as defined in Section 4.2). Cliffs shall cause (i) the Proxy Statement (except with respect to information concerning R&B Falcon and the R&B Falcon Subsidiaries furnished in writing by or on behalf of R&B Falcon specifically for use therein, for which information R&B Falcon shall be responsible) to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations adopted thereunder, and (ii) the Registration Statement (with respect to information concerning Cliffs and the Cliffs Subsidiaries furnished in writing by or on behalf of Cliffs specifically for use therein) and the Proxy Statement (except with respect to information concerning R&B Falcon and the R&B Falcon Subsidiaries furnished in writing by or on behalf of R&B Falcon specifically for use therein, for which information R&B Falcon shall be responsible) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Subject to the terms and conditions of Section 3.4, the Proxy Statement shall contain the recommendation of the Board of Directors of Cliffs that the stockholders of Cliffs vote to approve and adopt this Agreement and the Merger. Cliffs will advise R&B Falcon promptly in writing if prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

         3.3 Meeting of Stockholders of Cliffs. Subject to the terms and conditions set forth in Section 3.4, Cliffs shall promptly take all action reasonably necessary in accordance with the DGCL and the certificate of incorporation and bylaws of Cliffs to convene a meeting of its stockholders to consider and vote upon the adoption and approval of this Agreement and the Merger. Subject to the terms and conditions set forth in Section 3.4, the Board of Directors of Cliffs (i) shall recommend at such meeting that the stockholders of Cliffs vote to adopt and approve this Agreement and the Merger;
(ii) shall use its reasonable efforts to solicit from stockholders of Cliffs proxies in favor of such adoption and approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of this Agreement and the Merger.

         3.4 No Solicitation. From and after the date of this Agreement, neither Cliffs nor any Cliffs Subsidiary shall, directly or indirectly, through any officer, director, employee, representative or agent of Cliffs or any of the Cliffs Subsidiaries, (i) solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding (A) any merger, tender offer, sale of shares of capital stock or similar business combination transactions involving Cliffs or the Cliffs Subsidiaries (other than (1) a merger of one or more wholly owned Cliffs Subsidiaries with or into another wholly owned Cliffs Subsidiary or Cliffs, (2) an issuance of Cliffs Common Stock in exchange for assets of another entity, or
(3) a merger of a wholly owned Cliffs Subsidiary with or into another entity in which the surviving entity is a wholly owned Cliffs Subsidiary and the securities of such entity outstanding prior to such merger are converted into shares of Cliffs Common Stock; provided that the aggregate number of shares of Cliffs Common Stock issued in connection with any and all transactions effected in reliance upon clause (2) or (3) do not exceed 15% of the outstanding shares of Cliffs Common Stock as of the date hereof), or (B) any sale of 15% or more of the assets of Cliffs and the Cliffs Subsidiaries, taken as a whole (any of the foregoing transactions being referred to herein as a "Cliffs Acquisition Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than R&B Falcon, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Cliffs Acquisition Transaction, or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, however, that nothing in this Section 3.4 or elsewhere in this Agreement shall prevent the members of the Board of Directors of Cliffs from (i) furnishing information to (but only pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement between Cliffs and R&B Falcon dated August 7, 1998 (the "Confidentiality Agreement")) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide written proposal for a Cliffs Acquisition Transaction (an "Alternative Proposal"), if, and only to the extent that, (A) the Board of Directors of Cliffs, based on the written opinion of outside counsel, determines in good faith that such action is required for the Board of Directors of Cliffs to comply with its fiduciary duties to stockholders imposed by law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Cliffs provides written notice to R&B Falcon to the effect that it is furnishing information to, or entering into negotiations with, such person or group; (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 3.3 if (A) there exists an Alternative Proposal and the Board of Directors of Cliffs, based on the written opinion of outside counsel, determines in good faith that such action is required for the Board of Directors of Cliffs to comply with its fiduciary duties to stockholders imposed by law, (B) either such Alternative Proposal is not conditioned on the receipt of financing or the Board of Directors of Cliffs has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal, (C) the Board of Directors of Cliffs has reasonably determined in good faith that such Alternative Proposal is more favorable to the stockholders of Cliffs than the Merger, and (D) the Board of Directors of Cliffs has received a written opinion from a nationally-recognized investment banking firm to the effect that the consideration to be received by stockholders of Cliffs in connection with such Alternative Proposal is superior, from a financial point of view, to the consideration to be received by them in the Merger; or (iii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

         3.5 Affiliate Letters. At least 30 days prior to the Closing Date, Cliffs shall deliver to R&B Falcon a list, which shall be reasonably acceptable to R&B Falcon, identifying all persons whom it believes are, at the time this Agreement is submitted for approval to the stockholders of Cliffs, "affiliates" of Cliffs for purposes of Rule 145 under the Securities Act. Cliffs shall deliver or cause to be delivered to R&B Falcon on or prior to the Closing Date a duly executed affiliate letter in the form of Exhibit A for each such "affiliate" of Cliffs. R&B Falcon shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any R&B Falcon Common Stock to be received by such "affiliates" pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for R&B Falcon Common Stock consistent with the terms of such affiliate letters.

         3.6 Waivers and Releases. Immediately prior to the Effective Time, Cliffs shall pay to each executive officer identified on Schedule 3.6 hereto a cash payment equal to the amount listed beside such executive officer's name on
Schedule 3.6 hereto as consideration for such executive officer's execution of a waiver and release in a form to be mutually agreed by Cliffs and R&B Falcon (the "Waiver and Release"). In the event it is determined that such payment to any executive officer would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the executive officer with respect to such excise tax (such excise tax, together with any interest and penalties, being referred to as the "Excise Tax"), then Cliffs shall pay to such executive officer an additional payment (a "Gross-Up Payment") in an amount such that after payment by the executive officer of all taxes, including without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the executive officer retains an amount of the Gross-Up Payment equal to the Excise Tax on such payment. Cliffs shall deliver or cause to be delivered on or prior to the Closing Date a duly executed Waiver and Release for each such executive officer identified on Schedule 3.6.

         3.7 Obtain Tax Opinion. Cliffs shall use its best efforts to obtain the tax opinion referred to in Section 6.3(e) hereof.

                                   ARTICLE IV

              COVENANTS OF R&B FALCON PRIOR TO THE EFFECTIVE TIME

         R&B Falcon covenants and agrees as follows:

         4.1 Conduct of Business by R&B Falcon Pending the Merger. From the date of this Agreement until the Effective Time, unless Cliffs shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, the business of R&B Falcon and the R&B Falcon Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and R&B Falcon shall not, and shall not permit any of the R&B Falcon Subsidiaries to, take any action (i) other than in the ordinary course of business consistent with past practice or (ii) that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. For purposes hereof, acquisitions by R&B Falcon or any R&B Falcon Subsidiary of entities or assets relating to or involved in the energy service business shall be considered to be in the ordinary course of R&B Falcon's business consistent with past practice. R&B Falcon promptly shall advise Cliffs orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a R&B Falcon MAE. R&B Falcon shall, and shall cause the R&B Falcon Subsidiaries to, make available to Cliffs and its representatives such information with respect to the business and affairs of R&B Falcon and the R&B Falcon Subsidiaries as Cliffs shall reasonably request, and shall confer at all times as Cliffs may reasonably request with one or more representatives of Cliffs with respect to R&B Falcon's material operational matters and the general status of its operations.

         4.2 Registration Statement. Promptly after the date of this Agreement, R&B Falcon will file a registration statement (the "Registration Statement") on Form S-4 with the Commission under the Securities Act with respect to the offering, sale and delivery of the shares of R&B Falcon Common Stock to be issued pursuant to the Merger, and R&B Falcon shall cooperate with Cliffs in preparing the Proxy Statement. R&B Falcon will use its reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing. R&B Falcon shall cause (i) the Registration Statement to comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and (ii) the Registration Statement (except with respect to information concerning Cliffs and the Cliffs Subsidiaries furnished in writing by or on behalf of Cliffs specifically for use therein, for which information Cliffs shall be responsible) and the Proxy Statement (but only with respect to information concerning R&B Falcon and the R&B Falcon Subsidiaries furnished in writing by or on behalf of R&B Falcon specifically for use therein, for which information R&B Falcon shall be responsible) to not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. R&B Falcon will advise Cliffs in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

         4.3 Adequate R&B Falcon Common Stock. R&B Falcon shall ensure that it has adequate authorized and unissued shares of R&B Falcon Common Stock as of the Effective Time to issue the required number of shares of R&B Falcon Common Stock issuable pursuant to the Merger.

         4.4 Stock Exchange Listing. R&B Falcon shall use all reasonable efforts to cause the shares of R&B Falcon Common Stock to be issued in the Merger and the shares of R&B Falcon Common Stock to be reserved for issuance upon the exercise of Cliffs Options to be assumed by R&B Falcon in the Merger, if any, to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         5.1 Accountants Letters.

                 (a) Cliffs shall use its reasonable efforts to cause Ernst & Young LLP to deliver a letter dated as of the date of the Proxy Statement, and addressed to Cliffs and R&B Falcon, in form and substance reasonably satisfactory to R&B Falcon and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

                 (b) R&B Falcon shall use its reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated as of the date of the Registration Statement, and addressed to R&B Falcon and Cliffs, in form and substance reasonably satisfactory to Cliffs and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

         5.2 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Cliffs and R&B Falcon shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         5.3 Notification of Certain Matters. Cliffs shall give prompt notice to R&B Falcon, and R&B Falcon shall give prompt notice to Cliffs, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, and (ii) any material failure by it or any of its officers, directors, employees or agents to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.4 Agreement to Defend. If any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         5.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement shall be shared equally by R&B Falcon and Cliffs.

         5.6 R&B Falcon's Board of Directors. R&B Falcon's Board of Directors will take action to increase the number of directors comprising the full Board of Directors of R&B Falcon at the Effective Time to eleven persons, and the directors of R&B Falcon shall elect Douglas E. Swanson as a Class I director to fill the vacancy created by the increase in the number of directors at or prior to the Effective Time. If, prior to the Effective Time, Douglas E. Swanson shall decline or be unable to serve, Cliffs shall designate another person to serve in his stead, which designee shall be reasonably acceptable to R&B Falcon.

         5.7 Employment Agreements. As of the Effective Time, the Surviving Corporation will enter into employment agreements with the executive officers of Cliffs listed on Schedule 5.7 hereto in a form to be mutually agreed by Cliffs and R&B Falcon providing for a salary and term equal to the salary and term listed beside such employee's name under the columns headed "Salary" and "Term" on Schedule 5.7 hereto. Cliffs shall use its reasonable efforts to cause each such executive officer to deliver to R&B Falcon on or prior to the Closing Date such an employment agreement.

         5.8 Cliffs Employee Benefits.

                 (a) The amounts of target bonuses to employees of Cliffs and the Cliffs Subsidiaries under the Cliffs Incentive Bonus Plan have previously been determined by the Board of Directors of Cliffs. Final bonuses shall be awarded based upon Cliffs' achievement of certain financial and other targets for Cliffs for the fiscal year ending December 31, 1998, in a manner consistent with the Cliffs Incentive Bonus Plan and with the administration of the Cliffs Incentive Bonus Plan in prior years. The final amount of bonuses shall be determined by the Board of Directors of the Surviving Corporation and the Chief Executive Officer of the Surviving Corporation as provided in the Cliffs Incentive Bonus Plan. Bonuses under the Cliffs Incentive Bonus Plan will be paid not later than February 28, 1999. Any employee of Cliffs or a Cliffs Subsidiary who is terminated after the Closing Date shall receive the full amount of any bonus to which such employee would have been entitled under the Cliffs Incentive Bonus Plan but for the termination of employment.

                 (b) As soon as practicable after the Effective Time, those employees of Cliffs and the Cliffs Subsidiaries who become employees of the Surviving Corporation or a subsidiary of the Surviving Corporation or R&B Falcon or an R&B Falcon Subsidiary (the "Cliffs Employees") shall be entitled to participate in the R&B Falcon 401(k) savings and defined benefit pension plans in respect of their service after the Effective Time to the same extent that employees of R&B Falcon who are employed in comparable positions are entitled to participate. R&B Falcon and Cliffs further agree that any such employees shall be credited with their Cliffs service for purposes of eligibility and vesting in such plans provided by

         R&B Falcon (but not for purposes of benefit accruals under the defined benefit pension plan). Notwithstanding the preceding provisions of this Section 5.8(b), the Cliffs Employees shall be permitted to continue their active participation in the Cliffs Savings Plan until such time as such employees are entitled to participate in the R&B Falcon 401(k) and defined benefit pension plans.

                 (c) Cliffs shall, and shall cause the Cliffs Subsidiaries to, if and to the extent requested by R&B Falcon prior to the Effective Time, take all actions necessary (i) to amend or terminate the Cliffs Executive Split Dollar Life Insurance Plan as so requested by R&B Falcon, and (ii) to amend the Cliffs Compensation Deferral Plan to provide that no further amounts may be deferred thereunder after the Effective Time and that such plan shall terminate five years after the Effective Time.

                 (d) As soon as practicable after the Effective Time, the Cliffs Employees shall be entitled to participate in all other R&B Falcon welfare plans (health, disability and life insurance, etc.) in respect of their service after the Effective Time to the same extent that employees of R&B Falcon who are employed in comparable positions are entitled to participate; provided that life insurance benefits will not be so provided to any person who continues to receive company funded life insurance under the Cliffs Executive Split Dollar Life Insurance Plan. R&B Falcon and Cliffs further agree that the Cliffs Employees shall be credited for their service with Cliffs for purposes of eligibility in such plans provided by R&B Falcon. The Cliffs Employees' benefits under R&B Falcon's medical benefit plan shall not be subject to any exclusions for any pre-existing conditions, and credit shall be received for any deductibles or out-of-pocket amounts previously paid by the Cliffs Employees.

                 (e) At the Effective Time, the obligation of Cliffs to issue shares of Cliffs Common Stock pursuant to the Cliffs Compensation Deferral Plan shall be assumed by R&B Falcon and shall thereafter constitute an obligation of R&B Falcon to issue, on the same terms and conditions as were applicable under the Cliffs Compensation Deferral Plan, 1.7 shares of R&B Falcon Common Stock (rounded downward to the nearest whole number) for each share of Cliffs Common Stock to be issued thereunder. R&B Falcon shall ensure at all times that it has sufficient authorized and unissued shares of R&B Falcon Common Stock to issue in satisfaction of such obligation.

         5.9 Cliffs Stock Options.

                 (a) At the Effective Time, each outstanding Cliffs Option under either of the Cliffs Stock Option Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the applicable Cliffs Stock Option Plan and such Cliffs Option, 1.7 shares of R&B Falcon Common Stock (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to
         (y) the exercise price per share for the shares of Cliffs Common Stock purchasable pursuant to such Cliffs Option immediately prior to the Effective Time divided by (z) 1.7.

                 (b) Upon proper exercise after the Effective Time of any Cliffs Option that has become, pursuant to this Section 5.9, an option to acquire R&B Falcon Common Stock, R&B Falcon shall issue such shares of R&B Falcon Common Stock to the holder exercising such option. R&B Falcon shall ensure at all times that it has sufficient authorized and unissued shares of R&B Falcon Common Stock to issue such shares upon proper exercise of such options.

                 (c) As soon as practicable after the Effective Time, R&B Falcon shall deliver to the participants in Cliffs Stock Option Plans appropriate notice setting forth such participants' rights pursuant thereto, and the grants pursuant to the Cliffs Stock Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.9 after giving effect to the Merger).

                 (d) As soon as practicable after the Effective Time, R&B Falcon shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of R&B Falcon Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                 (e) The Board of Directors of Cliffs shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Cliffs Stock Option Plans and the instruments evidencing the Cliffs Options, to provide for the conversion of the Cliffs Options into options to acquire R&B Falcon Common Stock in accordance with this Section 5.9, and to ensure that no consent of the holders of the Cliffs Options is required in connection with such conversion.

         5.10 New R&B Falcon Option Grants. As of the Effective Time, R&B Falcon shall grant options to purchase R&B Falcon Common Stock under the R&B Falcon 1998 Employee Long-Term Incentive Plan to each of the Cliffs employees listed on Schedule 5.10 hereto in an amount equal to the number of options listed beside each such employee's name under the column headed "New Option Award" on Schedule 5.10 hereto. The exercise price of such options shall be equal to the closing sales price of R&B Falcon Common Stock, as reported on the New York Stock Exchange, on the date on which the Effective Time occurs. Such options shall have a term of ten years and shall vest as to 50% of such options on the first anniversary of the grant date, as to an additional 25% on the second anniversary of the grant date, and as to the remaining 25% on the third anniversary of the grant date. Such options shall otherwise be on terms and conditions consistent with employee stock options granted by R&B Falcon prior to the Effective Time.

         5.11 Post-Effective Time Mailing. As soon as practicable following the Effective Time, R&B Falcon shall cause to be mailed to each holder of certificates that represented shares of Cliffs Common Stock immediately prior to the Effective Time, at such holder's address as it appears on Cliffs's stock transfer records, a letter of transmittal and other information advising such holder of the consummation of the Merger along with information and instructions to enable such holder to effect the exchange of stock certificates as contemplated by Article I of this Agreement.

         5.12. Tax-Free Reorganization.

                 (a) R&B Falcon and Cliffs shall each use its reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

                 (b) To the extent permitted under applicable tax laws, the Merger shall be reported as a reorganization within the meaning of
         Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code in all federal, state and local Tax Returns after the Effective Time.

                 (c) R&B Falcon will cause the Surviving Corporation to hold following the Merger at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets, and at least 90% of the fair market value of Sub's net assets and 70% of the fair market value of Sub's gross assets, held immediately prior to the Merger. For purposes of the preceding sentence, amounts paid by Cliffs to its stockholders who receive cash or other property, to pay reorganization expenses, and in connection with redemptions and distributions (except for regular, normal distributions), will be treated as assets of Cliffs immediately prior to the Merger.

         5.13 Indemnification.

                 (a) From and after the Effective Time, R&B Falcon and the Surviving Corporation shall, subject to the proviso at the end of this
         Section 5.13(a), indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Cliffs or any of the Cliffs Subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with a claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Cliffs or any of the Cliffs Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including without limitation, all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger or the transactions contemplated hereby, AND SPECIFICALLY INCLUDING ANY INDEMNIFIED LIABILITY THAT MAY BE BASED ON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS) OF ANY INDEMNIFIED PARTY, and R&B Falcon and the Surviving Corporation shall, subject to the proviso at the end of this Section 5.13(a), pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party; provided, however, that in no event shall R&B Falcon or the Surviving Corporation be required to indemnify any Indemnified Party or advance any expenses on behalf of any Indemnified Party pursuant to this Section 5.13 to any greater extent than Cliffs would have been required to so indemnify or advance expenses pursuant to the certificate of incorporation or bylaws of Cliffs or contractual indemnification agreements binding on Cliffs, each as in existence on August 11, 1998.

                 (b) The defense of any such claim, action, suit, proceeding or investigation shall be conducted by R&B Falcon and the Surviving Corporation. If R&B Falcon or the Surviving Corporation has failed to conduct such defense or counsel for the Indemnified Parties has advised the Indemnified Parties that there are substantive issues that raise conflicts of interest between R&B Falcon or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and, subject to Section 5.13(a), R&B Falcon and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall notify R&B Falcon and the Surviving Corporation (but the failure so to notify shall not relieve them from any liability which they may have under this Section 5.13 except to the extent such failure materially prejudices them). If R&B Falcon and the Surviving Corporation are responsible for the attorneys' fees of the Indemnified Parties, then the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                 (c) The Surviving Corporation shall purchase and maintain for a period of six years after the Effective Time continuation coverage for runoff liability with respect to Cliffs' (i) directors' and officers' liability insurance policy as in effect on August 11, 1998 (or obtain a directors' and officers' liability insurance policy for the benefit of those persons covered by Cliffs' current directors' and officers' liability insurance policy with comparable coverage) and
         (ii)fiduciary liability policy, commercial crime policy and special crime policy as in effect on August 11, 1998 (or obtain similar policies for those persons currently covered thereby with comparable coverage). R&B Falcon will cause its fiduciary liability policy to be endorsed to cover the individuals acting as fiduciaries for Cliffs subsequent to the Effective Date.

         5.14 Cliffs Rights Plan. Cliffs shall take or cause to be taken all further action reasonably necessary pursuant to the Cliffs Rights Plan in order to prevent the rights issuable thereunder from becoming exercisable as a result of the execution of this Agreement, the Merger or the consummation of any of the transactions contemplated hereby.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) This Agreement shall have been approved and adopted by the requisite vote of the stockholders of Cliffs, as may be required by law, and by the rules of the New York Stock Exchange, respectively, and by any applicable provisions of Cliffs' certificate of incorporation or bylaws;

                 (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                 (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

                 (d) The Registration Statement shall be effective (and remain effective on the Closing Date), and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop- order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

                 (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole, after consummation of the Merger;

                 (f) The shares of R&B Falcon Common Stock issuable upon consummation of the Merger and the shares of R&B Falcon Common Stock issuable upon exercise of any Cliffs Options that are to become options to purchase R&B Falcon Common Stock pursuant to Section 5.9 shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

                 (g) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained.

         6.2 Additional Conditions to Obligations of R&B Falcon. The obligation of R&B Falcon to effect the Merger is, at the option of R&B Falcon, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of Cliffs contained in
         Section 2.2 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Cliffs on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Cliffs shall have been delivered to R&B Falcon;

                 (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of Cliffs and the Cliffs Subsidiaries, taken as a whole, shall have occurred (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), and no Cliffs MAE shall have occurred, and R&B Falcon shall have received a certificate signed by the chief executive officer of Cliffs dated the Closing Date to such effect;

                 (c) The Board of Directors of R&B Falcon shall have received from Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to R&B Falcon, a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of R&B Falcon, to the effect that the conversion ratio of
         1.7 shares of R&B Falcon Common Stock to be issued for each share of Cliffs Common Stock pursuant to the Merger is fair to the stockholders of R&B Falcon from a financial point of view, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of Cliffs and shall not have been subsequently withdrawn;

                 (d) Cliffs shall have received, and furnished written copies to R&B Falcon of, each of the Cliffs affiliate letters required pursuant to Section 3.5;

                 (e) Cliffs shall have received, and furnished written copies to R&B Falcon of, each Waiver and Release required pursuant to Section 3.6; and

                 (f) R&B Falcon shall have received from Griggs & Harrison, P.C., counsel to Cliffs, an opinion dated the Closing Date in form and substance reasonably acceptable to R&B Falcon covering such matters as are customary in similar transactions.

         6.3 Additional Conditions to Obligations of Cliffs. The obligation of Cliffs to effect the Merger is, at the option of Cliffs, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of R&B Falcon and Sub contained in Section 2.1 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by R&B Falcon or Sub on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of R&B Falcon shall have been delivered to Cliffs;

                 (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of R&B Falcon and the R&B Falcon Subsidiaries, taken as a whole, shall have occurred (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), and no R&B Falcon MAE shall have occurred, and Cliffs shall have received a certificate signed by the chief executive officer of R&B Falcon dated the Closing Date to such effect;

                 (c) The Board of Directors of Cliffs shall have received from Jefferies & Company, Inc., financial advisor to Cliffs, a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of Cliffs, to the effect that the conversion ratio of 1.7 shares of R&B Falcon Common Stock to be issued for each share of Cliffs Common Stock pursuant to the Merger is fair to the stockholders of Cliffs from a financial point of view, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of Cliffs and shall not have been subsequently withdrawn;

                 (d) Cliffs shall have received from Gardere Wynne Sewell & Riggs, L.L.P., counsel to R&B Falcon, an opinion dated the Closing Date in form and substance reasonably acceptable to Cliffs covering such matters as are customary in similar transactions; and

                 (e) Cliffs shall have received a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) R&B Falcon, Sub and Cliffs will each be a party to that reorganization within the meaning of
         Section 368(b) of the Code, and (iii) Cliffs and the stockholders of Cliffs will not recognize any gain or loss as a result of the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares. In rendering such opinion, counsel may require and rely upon (and may incorporate by reference) representations and covenants to the extent reasonable, including those contained in certificates of officers and/or directors of R&B Falcon, Cliffs and Sub and others. Cliffs shall have received executed copies of the certificates of officers and directors of Cliffs, R&B Falcon, Sub and others that may reasonably be required by counsel in connection with the tax opinions referred to in this
         Section 6.3(e).

                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Cliffs:

                 (a) by mutual consent of R&B Falcon and Cliffs;

                 (b) by either R&B Falcon or Cliffs if the Merger has not been effected on or before February 28, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                 (c) by R&B Falcon if the condition set forth in Section 6.2(c) is not satisfied;

                 (d) by Cliffs if the condition set forth in Section 6.3(c) is not satisfied;

                 (e) by either R&B Falcon or Cliffs if a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

                 (f) by either R&B Falcon or Cliffs if the required approval of the stockholders of Cliffs provided for in Section 3.3 is not received in a vote duly taken at the Cliffs stockholders' meeting;

                 (g) by R&B Falcon if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of Cliffs and the Cliffs Subsidiaries, taken as a whole (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), or (ii) there has been a breach of any representation or warranty or covenant set forth in this Agreement by Cliffs which breach has not been cured within 30 days following receipt by Cliffs of notice of such breach;

                 (h) by Cliffs if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of R&B Falcon and the R&B Falcon Subsidiaries, taken as a whole (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), or

         (ii) there has been a breach of any representation or warranty or covenant set forth in this Agreement by R&B Falcon which breach has not been cured within 30 days following receipt by R&B Falcon of notice of such breach; or

                 (i) by R&B Falcon if the Board of Directors of Cliffs exercises its right pursuant to Section 3.4 not to convene a meeting of the Cliffs stockholders to approve the Merger or to withdraw or otherwise change its recommendation that the Cliffs stockholders approve the Merger.

         7.2 Effect of Termination.

                 (a) In the event of any termination of this Agreement pursuant to Section 7.1, (i) the provisions of the Confidentiality Agreement and the provisions of Section 5.5 shall survive any such termination, and (ii) such termination shall not relieve any party from liability for any breach of this Agreement, provided that a party's liability for any such breach shall be limited to that set forth in the provisions of this Section 7.2.

                 (b) If this Agreement is terminated (i) pursuant to Section 7.1(d) and Cliffs is not entitled to terminate this Agreement pursuant to Section 7.1(h)(i), or (ii) pursuant to Section 7.1(f), 7.1(g)(ii) or 7.1(i), then Cliffs shall promptly, but in no event later than five business days after written request by R&B Falcon, pay to R&B Falcon an amount equal to $15,000,000 as liquidated damages.

                 (c) If this Agreement is terminated (i) pursuant to Section 7.1(c) and R&B Falcon is not entitled to terminate this Agreement pursuant to Section 7.1(g)(i), or (ii) pursuant to Section 7.1(h)(ii), then R&B Falcon shall promptly, but in no event later than five business days after written request by Cliffs, pay to Cliffs an amount equal to $15,000,000 as liquidated damages.

                 (d) If this Agreement is terminated (i) pursuant to Section 7.1(d) and Cliffs is not entitled to terminate this Agreement pursuant to Section 7.1(h)(i), or (ii) pursuant to Section 7.1(f), 7.1(g)(ii) or 7.1(i), or if Cliffs terminates this Agreement pursuant to Section 7.1(b), and (A) after the date of this Agreement but at or before the time this Agreement is terminated a Cliffs Acquisition Transaction shall have been made known to Cliffs or shall have been made directly to Cliffs stockholders or any person shall have publicly announced an intention to effect a Cliffs Acquisition Transaction, and (B) any Cliffs Acquisition Transaction (whether the same or different from the one referenced in clause (A)) is consummated at any time within one year after the date of termination of this Agreement, then Cliffs shall promptly pay to R&B Falcon the sum of $30,000,000, less any amounts previously paid by Cliffs to R&B Falcon pursuant to Section 7.2(b).

         7.3 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of Cliffs, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         7.4 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement shall survive the Effective Time, except for the terms of Article I, Section 2.1(h), Sections 5.8, 5.9, 5.11, 5.12 and 5.13, and Article VII.

         7.5 Public Statements. Cliffs and R&B Falcon agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the consent of the other, except as may be required by law or applicable stock exchange rules.

         7.6 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

         7.7 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by confirmed telecopy or facsimile transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

if to Cliffs:             Cliffs Drilling Company
                          300 Citicorp Center
                          1200 Smith Street
                          Houston, Texas 77002
                          Attention: Douglas E. Swanson

with a copy to:           Griggs & Harrison, P.C.
                          1301 McKinney, Suite 3200
                          Houston, Texas 77010
                          Attention: W. Garney Griggs

if to R&B Falcon
         or Sub:          R&B Falcon Drilling Corporation
                          901 Threadneedle
                          Houston, Texas 77079
                          Attention: Steven A. Webster
with a copy to:           Gardere Wynne Sewell & Riggs, L.L.P.
                          333 Clay, Suite 800
                          Houston, Texas 77002
                          Attention: Frank M. Putman


or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.7. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, on the date indicated by the confirmation, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         7.11 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         7.12 Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Sections 5.7, 5.8, 5.9, 5.10 and 5.13, which are intended for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs or representatives or the employees described therein, as applicable.

         7.13 Disclosure Letters.

                 (a) The Cliffs Disclosure Letter, executed by Cliffs as of the date hereof, and delivered to R&B Falcon on the date hereof, contains all disclosure required to be made by Cliffs under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Cliffs Disclosure Letter specifically refers to the Article and Section of the

         Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

                 (b) The R&B Falcon Disclosure Letter, executed by R&B Falcon as of the date hereof, and delivered to Cliffs on the date hereof, contains all disclosure required to be made by R&B Falcon under the various terms and provisions of this Agreement. Each item of disclosure set forth in the R&B Falcon Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK.
                     THE NEXT PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                       CLIFFS DRILLING COMPANY


                                       BY:     /s/  DOUGLAS E. SWANSON
                                           -----------------------------------
                                               Douglas E. Swanson, President


                                       R&B FALCON CORPORATION


                                       BY:      /s/  STEVEN A. WEBSTER
                                           -----------------------------------
                                                Steven A. Webster, President


                                       RBF CLIFFS ACQUISITION CORP.


                                       BY:      /s/  STEVEN A. WEBSTER
                                           -----------------------------------
                                                Steven A. Webster, President